As filed with Securities and Exchange Commission on January 26, 2012
SEC File No.:  333-170015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933

PSM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	90-0332127
State or other jurisdiction of incorporation or organization	I.R.S. Employer I.D. No.

1112 N. Main Street, Roswell, NM	88201
(Address of Principal Executive Offices)	(Zip Code)

2002 Stock Option/Stock Issuance Plan, as Amended
(Full titles of the plan)

Ron Hanna, President
PSM Holdings, Inc.
1112 N. Main Street
Roswell, NM  88201
(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (575) 624-4170

Copies to:
Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT  84095
Telephone (801) 446-8802
FAX (801) 446-8803

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.   (Check one):

Large Accelerated Filer [ ]	Accelerated Filer [ ]
Non-Accelerated Filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $.001	111,194	$0.74	$82,284	$9.43

(1) Represents additional shares issuable under the Registrant’s 2002 Stock Option/Stock Issuance Plan, as amended (the “Plan”) by reason of an increase in the number of shares authorized under the Plan.  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s common stock which may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of the Registrant’s common stock.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-170015 (the “Registration Statement”), as amended, is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) by PSM Holdings, Inc. (the “Registrant”), a Delaware corporation.  The Registrant (as a Delaware corporation) expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  This Amendment sets forth the additional information necessary to reflect any material changes made in connection with or resulting from the change of domicile or necessary to keep the Registration Statement from being misleading in any material respect.

On December 29, 2011, the Registrant effected a change of domicile from the State of Nevada to the State of Delaware by merging the Nevada corporation into a newly formed Delaware corporation as disclosed in the report on Form 8-K filed with the Commission on January 4, 2012 (the “Reincorporation”).  The Reincorporation did not result in any change to the registrant’s business, management, assets, liabilities or net worth.  As a result of the Reincorporation, holders of common shares, par value $0.001 per share, of the Registrant (as a Nevada corporation) became holders of common shares, par value $0.001 per share, of the Registrant (as a Delaware corporation), and their rights as holders of the Registrant’s common shares are now governed by the laws of the State of Delaware and the certificate of incorporation and bylaws of the Registrant (as a Delaware corporation), constituting Exhibits 4.1 and 4.2 to this Registration Statement.  The Registrant’s common shares continue to be quoted on the OTC Bulletin Board and the OTC Markets under the same trading symbol, “PSMH.”

This Registration Statement on Form S-8 also registers an additional 111,194 shares of common stock of the Registrant to be issued under the Registrant’s 2002 Stock Option/Stock Issuance Plan, as amended (the “Plan”).  In accordance with General Instruction E to Form S-8, the number of shares of common stock to be registered as set forth above represents the number of additional shares that are issuable pursuant to the Plan over and above the number of shares previously registered. This Registration Statement on Form S-8 shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock. 1,634,587 shares of the Registrant’s common stock have previously been registered for issuance under the Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 19, 2010 (File No. 333-170015).

PART I
Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933.

Item 2. Registrant Information and Employee Plan Annual Information

The officers, directors, employees, consultants and advisors participating in the 2002 Stock Option/Stock Issuance Plan, as amended, and recipients of the option and stock grants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b).  The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus.  Requests should be directed in writing or orally to the Registrant’s President at 1112 N. Main Street, Roswell, NM 88201, telephone number (575) 624-4170.

PART II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

PSM Holdings, Inc. (the “Registrant”) hereby incorporates into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)           The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2011, filed with the Commission on October 13, 2011, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)           All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

(c)           The class of securities to be offered has not been registered under Section 12 of the Exchange Act.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Item 4.  Description of Securities

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share.  All common shares are equal to each other with respect to voting, and dividend rights, and, are equal to each other with respect to liquidation rights.  Special meetings of the shareholders may be called by the Chairman, the Board of Directors, President, the chief executive officer, or the holders of not less than 20% of all the shares entitled to vote at the meeting.  Holders of shares of common stock are entitled to one vote at any meeting of the shareholders for each share of common stock they own as of the record date fixed by the Board of Directors.  At any meeting of shareholders, at least one-third of the outstanding shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum.  Unless otherwise required by law, a vote of the majority of the shares of common stock represented at a meeting will govern, even if this is substantially less than a majority of the shares of common stock outstanding.  Holders of common shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to shareholders.  There are no conversion, sinking fund, redemption, preemptive or other subscription rights or privileges with respect to any shares.

Item 5.  Interests of Named Experts and Counsel

Ronald N. Vance, owner of The Law Office of Ronald N. Vance & Associates, PC, counsel for the Registrant which issued the legal opinion included as Exhibit 5.1 to this Registration Statement, owns 110,615 shares of common stock of the Registrant.

Item 6.  Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware, as amended (the “Delaware Corporation Law”), provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article 5.1 of the Registrant’s Certificate of Incorporation eliminates the personal monetary liability of its directors to the corporation or its stockholders for breach of fiduciary duty by such persons as directors, except for any breach of the director’s duty of loyalty to the Corporation or its stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, under § 174 of the Delaware General Corporate Law, or for any transaction from which the director derived an improper personal benefit.

Section 5.2 of the Registrant’s Certificate of Incorporation and Article VIII of the Registrant’s Bylaws provide that the Corporation shall indemnify its directors and officers to the fullest extent permitted by the laws of the State of Delaware.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Incorporation	8-K	333-151807	3.1	1/4/12
4.2	Current Bylaws	8-K	333-151807	3.2	1/4/12
4.3	2002 Stock Option/Stock Issuance Plan, as amended					X
5.1	Opinion and Consent of Counsel					X
23.1	Consent of Accounting & Consulting Group, LLP, independent registered public accounting firm					X
23.2	Consent of Counsel (included in Exhibit No. 5.1)					--

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)            Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           Include any material or changed information with respect to the plan of distribution.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

THIS SPACE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE TO FOLLOW

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Roswell, New Mexico on January 18, 2012.

PSM Holdings, Inc.

Date: January 18, 2012	By:	/s/ Ron Hanna
Ron Hanna, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: January 18, 2012	By:	/s/ Ron Hanna
Ron Hanna, Director and President (Principal Executive, Financial and Accounting Officer)

Date: January 18, 2012	By:	/s/ Jeffrey R. Smith
Jeffrey R. Smith, Director

Date: January 18, 2012	By:	/s/ Randall C. Stevens
Randall C. Stevens, Director

Date: January 18, 2012	By:	/s/ James C. Miller
James C. Miller, Director

Date: January 18, 2012	By:	/s/ Edward Kenmure III
Edward Kenmure III, Director

Date: January 18, 2012	By:	/s/ Greg Mahaney
Greg Mahaney, Director

Date: January 18, 2012	By:	/s/ James Pulsiper
James Pulsipher, Director

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Incorporation	8-K	333-151807	3.1	1/4/12
4.2	Current Bylaws	8-K	333-151807	3.2	1/4/12
4.3	2002 Stock Option/Stock Issuance Plan, as amended					X
5.1	Opinion and Consent of Counsel					X
23.1	Consent of Accounting & Consulting Group, LLP, independent registered public accounting firm					X
23.2	Consent of Counsel (included in Exhibit No. 5.1)					--